ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDVANTAGE TECHNOLOGIES’ SUBSIDIARY APPOINTED
MASTER DISTRIBUTOR FOR U.S. DISTRIBUTION OF
FUJITSU FRONTECH ENCODERS AND DECODERS

BROKEN ARROW, Oklahoma May 10, 2010 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today that its subsidiary, NCS Industries, has become a Master Distributor with Fujitsu Frontech North America for its Fujitsu Frontech encoders, decoders and media solutions products. NCS Industries will be the U.S. Distributor of Fujitsu compression products including the IP-900 Encoders and Decoders, the IP9000 and IP9500 Encoders and Decoders and the IP9400 Encoders. The latest product introduced for 2010 is the IP-9400 with optional built-in DVB-S/S2 modulator. This newly introduced encoder reduces operational costs significantly for broadcasters who are transitioning from MPEG-2 to H.264 AVC encoding in high-definition and standard-definition (SD) microwave, satellite and IP digital news gathering operations.

“The launch of this program is an exciting step for NCS Industries, as it allows us to branch into a new product line and build a stronger relationship with Fujitsu Frontech and its resellers,” stated Ken Chymiak, President and CEO of ADDvantage. “As a subsidiary of one of the largest distributors of new and used cable television equipment in North America, NCS Industries had a unique opportunity to partner with Fujitsu, which reported approximately $50 billion in sales last year, and play a key role as the master stocking distributor for this line of compression products.”

About Fujitsu Frontech North America Inc.
Fujitsu Frontech North America Inc. offers a wide variety of products including retail point of sales terminals and self checkout systems, kiosks, image solution products, palm vein recognition technology and Ethernet switches with sales, service and support operations throughout the United States. Fujitsu Frontech North America Inc. has its headquarters at 2791 Telecom Parkway, Richardson, TX. 75082 with operations and product development located at 25902 Towne Centre Drive, Foothill Ranch, CA. 92610. For more information about Fujitsu products and services, please see: http://us.fujitsu.com/ffna.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, formerly Scientific-Atlanta, and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, Tulsat-West, NCS Industries, ComTech Services and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.